FOR IMMEDIATE RELEASE

CONTACT:	John M. Thomas, M.D.
Interim President
15 South Main Street
Mansfield, PA 16933
570-662-0461 - telephone
570-662-2365 - fax

February 26, 2004

FIRST CITIZENS NATIONAL BANK PURCHASES BRADFORD COUNTY LEGACY BANK OFFICES

MANSFIELD, PA – John M. Thomas, M.D., Interim President of Citizens Financial Services, Inc., (OTC Bulletin Board: CZFS) holding company of First Citizens National Bank, announced today they have executed an agreement with The Legacy Bank (OTC Bulletin Board: LBOH) to acquire their two Bradford County offices located in Towanda and Sayre.

The two offices will provide First Citizens with approximately $24 million in loans and $21 million in deposits (as of December 31, 2003), increasing total assets to over $488 million for the Company. First Citizens market share in Bradford County will increase to 23.5% as a result of the acquisition.

"In October 2000, First Citizens expanded its presence in the Bradford County market with the acquisition of 6 offices of Sovereign Bank. The addition of the two Legacy Bank offices further supports our commitment to become the number one financial services provider in Bradford County," said Dr. Thomas. "Our consistent and profitable growth since opening our doors in 1932 is a testament to the fact that we have the qualities consumers value in a financial services provider. We are confident these same qualities are important to the customers of The Legacy Bank and look forward to a long and prosperous relationship with them."

"We are continuously evaluating strategic opportunities that will enhance the Legacy franchise and after careful consideration, we realized the sale of these branches was such an opportunity. The sale will allow a redeployment of Legacy’s capital, and strengthen and consolidate our geographic profile," said George H. Groves, CEO and Chairman of The Legacy Bank. "We are pleased to enter into this agreement with First Citizens National Bank and feel confident in their ability to serve our clients, employees and community."

The agreement is subject to regulatory approval and is expected to close sometime in the second quarter of 2004.

First Citizens National Bank offers a full line of banking and investment services and is the number one mortgage lender in the Northern Tier. The Company has 15 offices serving Tioga, Bradford and Potter Counties. For more information, visit the Company’s website at www.firstcitizensbank.com .

The Legacy Bank, with $305 million in assets, is a Pennsylvania commercial bank with 10 offices in 6 counties throughout Central Pennsylvania.